Exhibit 99.1

Mueller Industries, Inc. Reports First Quarter 2016 Results

MEMPHIS, Tenn., April 26, 2016 -- Mueller Industries, Inc. (NYSE: MLI) announced that net income for the first quarter of 2016 was $28.6 million, or 50 cents per diluted share, compared with net income of $22.0 million, or 39 cents per diluted share, for the same period of 2015.

Revenues for the first quarter of 2016 were $532.8 million compared with $537.2 million for the same quarter last year.  Revenue related to higher unit volume was muted by a decline of approximately $75.2 million in overall selling prices.

Financial and Operating Highlights for the first quarter of 2016:

•	Copper prices were down approximately 21% in the first quarter versus the same period last year, resulting in the lower selling prices.
•	The first quarter of 2016 comprised four more work days than the first quarter of 2015.
•	Included in the results is $2.9 million of net income from Tecumseh Products Co., an unconsolidated affiliate, which includes effects from purchase accounting.
•	Ending cash for the period was $270 million or $4.73 per share and our current ratio remains strong at 4.1 to 1.

Greg Christopher, CEO, said "Business conditions remain consistent with what we saw at the end of 2015 and our view of the future remains steady."

In addition, he commented, "Today, we expect to close on our announced agreement to acquire a 60 percent equity interest in Jungwoo Metal Ind. Co., Ltd, a manufacturer of copper-based joining products. We are pleased to bring this transaction to close, and excited to begin working together."

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics.  It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, and China.  Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications.  Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
 (901)753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	April 2, 2016	March 28, 2015

Net sales	$532,809	$537,242

Cost of goods sold	446,642	460,834
Depreciation and amortization	8,920	7,853
Selling, general, and administrative expense	35,780	32,831

Operating income	41,467	35,724

Interest expense	(1,848)	(2,076)
Other income, net	245	105

Income before income taxes	39,864	33,753

Income tax expense	(14,121)	(11,413)
Income from unconsolidated affiliate, net of tax	2,922	—

Consolidated net income	28,665	22,340

Net income attributable to noncontrolling interest	(35)	(362)

Net income attributable to Mueller Industries, Inc.	$28,630	$21,978

Weighted average shares for basic earnings per share	56,467	56,193
Effect of dilutive stock-based awards	495	731

Adjusted weighted average shares for diluted earnings per share	56,962	56,924

Basic earnings per share	$0.51	$0.39

Diluted earnings per share	$0.50	$0.39

Dividends per share	$0.075	$0.075

Summary Segment Data:
Net sales:
Piping Systems Segment	$368,890	$361,482
Industrial Metals Segment	134,521	151,036
Climate Segment	30,706	25,811
Elimination of intersegment sales	(1,308)	(1,087)

Net sales	$532,809	$537,242

Operating income:
Piping Systems Segment	$31,159	$26,259
Industrial Metals Segment	19,912	18,959
Climate Segment	3,879	2,265
Unallocated expenses	(13,483)	(11,759)

Operating income	$41,467	$35,724

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	April 2, 2016	December 26, 2015
ASSETS
Cash and cash equivalents	$270,149	$274,844
Accounts receivable, net	275,881	251,571
Inventories	240,608	239,378
Other current assets	34,123	34,608

Total current assets	820,761	800,401

Property, plant, and equipment, net	278,481	280,224
Other assets	261,778	258,176

Total assets	$1,361,020	$1,338,801

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$4,583	$11,760
Accounts payable	98,324	88,051
Other current liabilities	99,701	109,618

Total current liabilities	202,608	209,429

Long-term debt	206,000	204,250
Pension and postretirement liabilities	33,715	34,876
Environmental reserves	20,932	20,943
Deferred income taxes	8,310	7,161
Other noncurrent liabilities	2,973	2,440

Total liabilities	474,538	479,099

Total Mueller Industries, Inc. stockholders' equity	854,804	827,285
Noncontrolling interest	31,678	32,417

Total equity	886,482	859,702

	$1,361,020	$1,338,801

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	April 2, 2016	March 28, 2015

Cash flows from operating activities
Consolidated net income	$28,665	$22,340
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	9,011	8,015
Equity in earnings of unconsolidated affiliate	(2,922)	—
Stock-based compensation expense	1,236	1,349
(Gain) loss on disposal of properties	(23)	1
Deferred income taxes	1,895	(570)
Income tax benefit from exercise of stock options	(96)	(69)
Changes in assets and liabilities, net of business acquired:
Receivables	(25,089)	(36,692)
Inventories	(1,631)	7,534
Other assets	(370)	9,257
Current liabilities	655	(7,389)
Other liabilities	(704)	(131)
Other, net	(291)	245

Net cash provided by operating activities	10,336	3,890

Cash flows from investing activities
Capital expenditures	(5,892)	(7,392)
Net withdrawals from (deposits into) restricted cash balances	84	(12,593)
Proceeds from sale of assets	1	492

Net cash used in investing activities	(5,807)	(19,493)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(4,236)	(4,216)
Repayment of debt by joint venture, net	(7,024)	(3,817)
Repayment of long-term debt	(250)	(250)
Issuance of long-term debt	2,000	—
Net cash received to settle stock-based awards	361	93
Income tax benefit from exercise of stock options	96	69

Net cash used in financing activities	(9,053)	(8,121)

Effect of exchange rate changes on cash	(171)	(1,516)

Decrease in cash and cash equivalents	(4,695)	(25,240)
Cash and cash equivalents at the beginning of the period	274,844	352,134

Cash and cash equivalents at the end of the period	$270,149	$326,894